Exhibit 4.26

Important note:

Dear customer, in order to protect your rights and interests, please read the full text of this Guaranty and the Enterprise Self-help Loan Line Contract carefully before signing this guarantee, especially the bold terms. If you have any doubt, please ask us to explain it in time. If you / your company still have questions or uncertainties, please consult you / your lawyer and relevant professionals.

Maximum amount of irrevocable guarantee

No.: 120DFP20230330G R 690

To: China Merchants Bank Co., Ltd Guangzhou branch

In view of your bank and Guangzhou Shuzhi Communication Culture Co., LTD The Company (hereinafter referred to as “Credit Applicant”) signed (or will sign) No         No. 120DFP 20230330ED 291 Enterprise Self-help Loan Business Line Contract (hereinafter referred to as the “Credit Line Contract”) agrees to provide the total amount to the applicant during the credit granting period agreed in the Credit Line Contract (hereinafter referred to as the “credit granting Period”, i.e. the period of determining the creditor’s right) the people Currency (capital) Two million and seven hundred thousand round whole (Including equivalent in other currencies) the line of credit (hereinafter referred to as the “credit line”).

Upon the request of the credit granting applicant, the guarantor agrees to issue this Guaranty and voluntarily assume joint and several liabilities for all debts owed by the credit granting applicant to your Bank under the Line Contract. The specific guarantee matters are provided as follows:

1. Guarantee scope

1.1 The scope of guarantee provided by the guarantor shall be the sum of the loan and other principal balance of the credit line provided by your bank to the credit applicant under the Credit Contract (the maximum limit is the people Currency (capital) Two million and seven hundred thousand round whole), And related interest, penalty interest, penalty interest, compound interest, liquidated damages, delay in payment, factoring expenses, realization of security rights and creditor’s rights and other related expenses. Including, but not limited to:

1.1.1 Your bank (or a subsidiary of your bank) and the credit applicant have the original number 120DFP20230330ED291 and so on The Limit Contract for Enterprise Self-help Loan Business (Fill in the name of the agreement text herein) the outstanding balance in the specific business;

1.1.2 your bank for the performance of the line contract under the commercial bill of exchange, letter of credit, guarantee / customs tax payment guarantee / notes guarantee, delivery guarantee payment obligations for credit applicant advances advance principal balance and interest, penalty interest, compound interest, contract and delay performance of gold, etc., and for the credit applicant acceptance of commercial bill of credit applicant for your debt;

1.1.3 Under the factoring business, the claims of receivables and the corresponding liquidated damages (late fee), delayed payment, and / or the basic purchase (basic purchase) and related factoring fees paid by your bank to the credit applicant with its own funds or other legal sources;

1.1.4 The principal balance, interest, penalty interest, compound interest, liquidated damages and delay in performance payment entrusted by your bank in the trade financing business under the Limit Contract;

1.1.5 your line under the line contract for the applicant to entrust open, entrust overseas financing or cross-border trade such as cross-border linkage cross-border trade financing business, according to the specific business text agreed to return linkage platform financing and escort or advances (whether occurred during the period of credit) and interest, penalty interest, compound interest, liquidated damages and delay gold, etc.;

1.1.6 your bank should credit the applicant request after the letter of credit, entrust China merchants bank other branch to the beneficiary, the credit under the issuing bank obligations for credit applicant advance advances and due to the opening of the import escort, delivery guarantee debt principal balance and interest, penalty, compound interest, penalty due to breach of contract and delay performance of gold, etc.;

1.1.7 All debts incurred by the credit granting applicant to your bank under derivatives trading, gold leasing business, etc.;

1.1.8 The principal balance of the loan and the corresponding interest, penalty interest, compound interest, liquidated damages and delay payment issued by your Bank in accordance with the specific business texts under the Limit Contract;

1.1.9 Expenses incurred by your bank in realizing the security rights and creditor’s rights (including but not limited to legal costs, attorney’s fees, announcement fees, service fees, travel expenses, application for enforcement certificate fees, etc.) and all other related expenses.

1.2, in terms of revolving credit, if your loan or other credit principal balance to the applicant exceeds the credit amount, the guarantor for the credit balance exceeds the credit amount, only the loan or other credit principal balance of the credit amount, and its interest, penalty interest, compound interest, liquidated damages, delay in performing the gold and realization of security rights and debt costs and other related expenses.

Despite the provisions of the agreement, the guarantor clear: even if your loan or other credit to the applicant during the credit exceeds the amount of the principal balance, but in your request the guarantor guarantee liability, the sum of the principal balance does not exceed the credit line, and the guarantor shall not defend all the credit principal balance and its interest, Penalty interest, compound interest, liquidated damages, delay of performance, right of performance, realization of security right and other related expenses, etc. (subject to the scope mentioned in Article 1.1) shall bear joint and several guarantee liability.

1.3 During the credit granting period, your bank shall repay or convert the old loan or letter of credit, guarantee, notes for the credit applicant (no matter whether the old loan, letter of credit, guarantee, notes and other business occur during or before the credit granting period), and the guarantor confirms that the debts arising therefrom are included in the scope of its guarantee liability.

1.4. When the credit applicant applies for the import issuance business, if the subsequent import warrant occurs under the same credit, the import issuance and import warrant shall occupy the same amount at different stages. That is, when the import escort business occurs, the amount restored after the external payment of the credit is used for the import remittance, which shall be deemed to occupy the same amount of the original import issuance certificate, and the guarantor shall confirm this.

2. This guarantee is of the maximum amount

2.1 During the credit granting period, your bank can provide credit granting to the credit granting applicant in different times. The specific credit business variety and amount, whether the credit business variety can be adjusted, and the specific use conditions shall be subject to the contents approved by your bank. If, during the credit granting period, your bank adjusts the original approval opinions according to the application of the credit granting applicant, the subsequent approval opinions issued by your bank shall constitute a supplement and change of the original approval opinions, and so on.

The maturity date of each specific business may be later than the maturity date of the credit granting period agreed in the Line Contract.

2.2 At the expiration of the credit granting period, if the loan, advance or other balance provided to the applicant is outstanding, the guarantor shall assume joint and several liability within the scope of the guarantee specified in this Guaranty; before the expiration of the credit granting period, the Guarantor shall also assume joint and several liability within the scope of the guarantee specified in this Guaranty.

2.3 your bank during the period of credit for credit applicant to provide commercial bill of credit acceptance, letter of credit (including the open, transfer l / c, the same below), guarantee, delivery guarantee, cross-border linkage trade financing and other credit business, even after the expiration of the credit period, all the liabilities of the credit applicant shall be borne by this guarantor.

Derivatives occured before the credit period but during the credit period still have the balance or losses of derivatives, and derivatives occur during the credit period but after the balance or losses cause additional occupancy line, credit applicant thus all debts generated by the guarantor according to the guaranty.

2.4 During the performance of the specific business under the Line Contract, your bank shall extend the arrangement or change the relevant terms with the credit applicant, or in accordance with the consent of the specific business text, and the guarantee shall not affect the guarantee liability of the guarantor according to this Guaranty.

2.5 if the line of credit contract business you received the documents, by your bank audit discrepancy, but the credit applicant to accept the inconsistency, the debt principal and interest, the foreign acceptance or payment, the guarantor still in accordance with the provisions of the guarantee liability, not because your bank to accept the conformity without the consent of the guarantor or raise any defense fails to notify the guarantor.

2.6 The modification of the letter of credit or guarantee (or standby letter of credit) under the credit extension, the acceptance of the forward letter of credit or the extension of the payment period after the promised payment is due, etc., without the consent or the notice of the Guarantor, and the recognition of the Guarantor, shall not affect the guarantee liability undertaken by the Guarantor according to this Guaranty.

2.7 The Guarantor confirms that the specific business text (whether a single agreement / application or a framework agreement) signed for the specific business under the Credit extension constitutes an integral part of the Line Contract, and jointly agrees on the rights and obligations of the specific business.

The guarantor confirms that the specific amount, term, purpose and other business elements of the credit granting business actually occurring between your bank and the credit granting applicant shall be subject to the specific business text, the business vouchers produced by your bank and the business records of your bank system.

2.8 The rights and interests of the letter of guarantee / customs tax payment guarantee / bill guarantee as applied for by the applicant / The transfer of the interest in the notes shall not affect the guarantor’s security obligations under this Guaranty, and the guarantor undertakes not to raise any defense on this ground.

3. Guarantee method

3.1 The guarantor confirms that it is jointly and legally liable for all debts of the applicant within the scope of the guarantee. If the credit applicant fails to pay off the obligations of the principal and interest and related expenses, or any other default contract stipulated in the line contract and / or the specific business text, you have the right to pursue directly to the guarantor, without any recourse or litigation to the credit applicant.

3.2 The claim notice issued by your bank is final, and the guarantor has no objection to this. The guarantor agrees to repay within five days of the receipt of your written notice under the Credit Contract without any certification or other documents. Unless obvious and material errors occur, the amount of payment accepted by the guarantor to your claim is accurate data

Your Bank has the right to collect the Guarantor in such manner as is deemed appropriate, including but not limited to fax, mail, delivery by special person, announcement on the public media, etc.

4. Period of warranty liability

The warranty period of the Guarantor shall be three years from the effective date of this Guarantee to the maturity date of each loan or other financing or receivables transferred by your Bank under the Limit Contract. Any specific credit extension, the guarantee period shall be extended to another three years after the expiration of the extension period.

5. This  guarantee and other guarantee relationship

5.1 In the case of other collateral, pledge guarantee or other guarantors, your Bank shall have the right to choose separately, successively or at the same time / The pledge and guarantor (including this guarantor) claim the guarantee rights; your bank shall abandon, change or release the guarantee or pledge guarantee, or change or release other guarantee liability, or delay the rights against any pledge / pledge / other guarantor shall not effect the guarantee liability of this guarantor under this guarantee, and the guarantor shall still be obliged to assume joint and several liability for all the credit debts owed to your bank under the contents of this guarantee.

5.2 This Guaranty is irrevocable and unconditional, not affected by any agreement or documents signed by the credit applicant and any unit / individual, nor by any change in fraud, reorganization, suspension, dissolution, liquidation, bankruptcy, merger (merger), division, restructuring, business expiration, and free from any time grace or extension or delay the exercise of the right owed by the credit applicant under the agreement.

6. This Guarantor hereby declares and warranties as follows:

6.1 The guarantor is a legal person lawfully established with the qualification of guarantor, or other organizations with the qualification of guarantor, or the guarantor is a natural person with full civil capacity, and is willing to use the assets owned by the guarantor to establish a guarantee to guarantee the performance of the obligations stipulated in this Guaranty. If the guarantor violates this promise and cause losses to your bank, it shall be unconditionally liable for compensation and shall not invoke any defense;

6.2 This Guaranty has been fully authorized by the guarantor or approved by the superior department / board of directors;

6.3 The issuance of this Guaranty is the true intention of the guarantor, and there is no factor of fraud or coercion;

6.4 Before the expiration of this Guaranty, the total external guarantee amount (including foreign currency conversion) shall not exceed the total amount of the owner’s equity of the Guaranty;

6.5 Timely provide financial account books / statements and annual financial reports to your Bank according to the requirements of your Bank, and timely inform your Bank of the major decisions and changes of the guarantor in production, operation and management;

6.6 The financial information and all other documents provided by the Guarantor to your Bank are true and legal, and the legal representative or other responsible person in charge of the Guarantor shall bear an unshirkable legal responsibility for this;

6.7 If the guarantor is a legal person or other organization, the registration of the enterprise (legal person), the annual report of the enterprise and the extension of the term of business shall be handled on time.

6.8 the guarantor of the industrial and commercial registration items, organizational structure, ownership structure, mode of operation or financial situation of any change or debt restructuring, major related transactions, does not affect this guarantor, if the above changes may affect the ability of the guarantor to perform this guarantee, the guarantor has the obligation to notify you immediately;

6.9 The successors or assigns of this guarantor shall be bound by all the provisions of this bond. The guarantor will not assign the above guarantee obligations without the written consent of your bank;

6.10 If the guarantor is a natural person, if there is a spouse, it shall provide the confirmation of the guarantee; if there is no spouse, specifically state that the information of the guarantee is true, complete and reliable, and confirm that it may verify and investigate the information of the marriage provided by the guarantor if necessary (without obtaining any other authorization), and guarantee to provide all facilities unconditionally;

6.11 the guarantor is not according to the guarantee guaranteed debt, your bank shall have the right to freeze / deduct the guarantor opened in China merchants bank, any account funds or entrust other financial institutions to freeze / deduct the guarantor in the account funds (such as guarantee debt is not RMB, your bank directly from your exchange or foreign exchange rate), until the credit applicant under the credit contract pay all debts owed to your bank, your bank shall have the right to continue to claim to the guarantor.

6.12 If the Guaranty is signed in accordance with the provisions of laws and administrative regulations, the guarantor undertakes to go through the application and approval procedures in time according to your requirements and obtain valid approval, otherwise the guarantor shall be liable for compensation for breach of contract.

7. Expenses are borne

R 7.1 If the credit applicant is a small and micro enterprise of national standard, this guarantee involves all the expenses of compulsory notarization (application for compulsory issuance Except the execution certificate fee) shall be borne by your bank; if the credit applicant is not a national standard small and micro enterprise, all expenses (except the compulsory execution certificate fee) shall be jointly borne by your Bank and the guarantor: 0% of your bank and 100% (in “☐” indicating the application of this article).

7.2 For other matters that entrust a third party to provide services, the relevant expenses shall be borne by the principal itself; if your bank and the guarantor jointly act as the principal, 50% shall be borne by each party. Except as otherwise stipulated in relevant national policies and other normative documents.

8. Not considered as a waiver

During the validity of this Guaranty, your Bank shall not tolerate, grace or delay any default or delay of the credit applicant and the Guarantor to impair, influence or restrict all the interests and rights of the creditor, nor shall it be deemed to have waived your right to act on existing or future defaults.

9. Terms

The terms used in this Guaranty shall have the same meaning as stipulated in the Limit Contract, unless otherwise specifically stated.

10. Notice

Your notices, requirements or other documents related to this Guaranty shall be sent in written form (including but not limited to letters, fax, E-mail, corporate e-banking / enterprise APP, mobile phone SMS or wechat, etc.). This guarantor confirms the address and mode of service as follows:

10.1 The Guarantor confirms and agrees to take the contact address, E-mail, fax number, mobile phone number or wechat signal of the CMB Enterprise E-banking / Enterprise APP and the Guaranty specified in this Guaranty as the service address of all commercial and legal documents under this Guaranty.

The commercial documents mentioned in this Article means various commercial documents such as business notice, confirmation, notice of default, early expiration notice, letter of overdue collection; the legal documents mentioned in this Article include notarial documents and judicial documents (including but not limited, petition, defence, evidence, summons, notification, proof, hearing notice, hearing notice, judgment / hearing, ruling, order, mediation letter, notice of performance within the time limit, and other judicial documents in the execution stage).

Your bank, the sued court and the notary office shall be deemed valid to deliver the service to the service address as agreed in the preceding paragraph.

10.2 The guarantor confirms and agrees that: if delivered by special person (including but not limited to service by lawyer / notary, delivered by express, etc.), The receipt of the recipient shall be deemed as the service (if rejected by the recipient, On rejection date / return date or date (whichever is earlier)); by postal letter, It shall be delivered by fax, email, CMB corporate e-banking / App (via CMB CMB corporate e-banking / APP), mobile phone SMS or WeChat, The date of the corresponding system / electronic device of your bank shall be regarded as delivery date.

If Your Bank notifies the Guarantor of the assignment of the creditor’s rights or collects the guarantor by announcing it on the public media, it shall be deemed to have been served on the date of the announcement.

.310 If the guarantor changes his contact address, email address, fax number or mobile phone number or wechat account, it shall notify you of the changed information in writing within five working days from the date of the change, otherwise, you shall have the right to serve the original contact address or information of the guarantor. If the contact address or information of the guarantor is not successfully changed, the date of return or seven days after delivery (whichever is earlier) shall be deemed as the date of service. The guarantor shall bear the losses that may arise therefrom and shall not affect the legal effect of the service.

.410 The guarantor further agrees that the court may serve the judicial documents to the guarantor through the China Trial Process Information Network and the electronic service of judicial documents according to the above, the date of the date shall be regarded as the service date; if the court serves the judicial documents through electronic service, it is no need to serve the paper judicial documents to the contact address of the guarantor.

10.5 The service address and method of service stipulated in this Article shall apply to all stages of the performance of this Guarantee, the dispute settlement, arbitration, the court trial (first instance, second instance, retrial) and execution.

Contact information of this guarantor:

Contact address:

mail box:

Fax number:

Contact mobile phone number: [*]

WeChat ID:

11. Transfer

No matter whether the creditor’s right of the maximum amount guarantee is determined or not, if your bank transfers all the creditor’s rights under the quota contract to a third party, the rights of the maximum amount guarantee shall be transferred to the transferee of the creditor’s right together.

After the determination of the claims secured by this Guaranty, If your bank transfers part of the claims, This guarantor guarantees from a partial transfer of the right, Your bank shall share the security interest of the guarantor with the part of the transferee and the amount of the creditor’s rights; Before the determination of the claims secured by this Guaranty, If your bank transfers part of the claims, The security interest was also partially transferred accordingly, The maximum amount of the principal creditor’s right of your bank guaranteed by the original maximum amount guarantee shall be reduced accordingly (i. e., the maximum amount of the principal creditor’s right of the original maximum amount shall be deducted from the amount of the transferred debt), After your bank has not transferred part of the principal creditor’s rights, Your bank shall share the security interest of the guarantor with the part of the untransferred claims and the amount of the claims.

12. Other provisions

12. 1 the guarantor confirmed that your credit applicant for the specific business operations, and your bank involving this guarantee, can by your facility any outlets processing and generate, issued or issue the relevant letter, your facility network business operation and correspondence shall be regarded as your bank behavior, binding on both parties.

.212 During the term of this Guaranty, in case of division, merger (merger), the changed institution shall undertake or separately assume the obligations under this Guaranty.

12.3 If the credit debt is not RMB, your Bank shall have the right to directly purchase foreign exchange or foreign exchange of the amount recovered in accordance with the exchange rate announced by your Bank at the time of repayment, so as to pay off the credit debt. The calculation of the non-RMB debt amount under the specific business text shall be subject to the conversion amount of the exchange rate (purchase price) announced by your bank at the time of repayment.

12.4 Other agreed matters:

/        13. Dispute resolution

and dispute resolution

methods

This Guaranty shall be subject to the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan). For disputes and disputes arising from this Guaranty, the guarantor agrees to settle the dispute settlement as stipulated in the Limit Contract.

14. Effectiveness of this Guaranty

Guarantor login China merchants bank enterprise net silver/enterprise APP, click “I have read and agree to sign the above agreements and successfully enabled the China financial certification center (CFCA) issued by the digital certificate, is deemed the guarantor effectively sign this guarantee, reflects the true meaning of the guarantor, guarantor click “I have read and agree to sign the above agreement” when enable China financial certification center (CFCA) digital certificate issued as the guarantor effectively sign this guarantee, this guarantee has legal effect on both parties.

The guarantor confirms that the digital certificate issued by China Financial Certification Center (CFCA) is activated when clicking on the signing of this Guaranty, and recognizes that the electronic signature generated by the digital certificate is a reliable electronic signature that meets the legal requirements, and serves as the legal and valid seal of the guarantor signing this Guaranty.

The guarantor confirms his knowledge and recognition of the CFCA Electronic Certification Business Rules, the CFCA Digital Certificate Service Agreement, and the Safety Tips for the Use of Digital Certificate (published in http://www.cfca.com.cnWebsite) and other relevant documents, agree to be bound by them, and confirm that China Merchants Bank does not need to provide additional printing and retention services for such documents.

Guarantor confirmed in the name of the guarantor in China merchants bank enterprise net silver / enterprise APP through the user name and password login and all operations are regarded as guarantor operation, thus formation, transmission, storage data messages and business records are in accordance with the provisions of Chinese laws and regulations, constitute the final proof of business between customer and China merchants bank.

The guarantor states that:

All the terms of this Guaranty are fully negotiated by the Parties. Your bank has drawn special attention to the provisions concerning the exemption or mitigation of your liability and having a significant interest in the guarantor, and at the request of the guarantor. The guarantor has made a comprehensive and accurate understanding of it. The guarantor and your bank have exactly the same understanding of the terms of this Guaranty.

(No text available below)

This guaranty has been signed by [Huang Zhuoqin] using CFCA, with an electronic signature

Guarantor:, Huang Zhuoqin